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CONTACT: MARC SANDERS
Director of Marketing
Phone:  610.668.4700      www.royalbankamerica.com            ROYAL BANK AMERICA
Fax:    610.668.3670      www.royalasianbank.com                   MEDIA RELEASE
                          www.mortgagephilly.com
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         ROYAL BANK AMERICA'S PARENT COMPANY INCREASES CASH DIVIDEND 10%
  Reports 42nd Consecutive Quarterly Cash Dividend - 15% Increase in Net Loans

(NARBERTH, PA) -October 20, 2005 - Royal Bank America President/CEO Joseph P. Campbell reports the quarterly cash dividend for the Bank's holding company, Royal Bancshares of Pennsylvania, Inc.,(NASDAQ: RBPAA) will increase by 10%. Consolidated earnings for the quarter ended September 30, 2005, were $4.9 million as compared to $5.1 million for the same three-month period ended September 30, 2004. Consolidated basic earnings per share for the three-months ended September 30, 2005 and 2004, were $0.39 and $0.41, respectively. Consolidated earnings for the nine-month period ended September 30, 2005 were $16.5 million or $1.31 per basic share as compared to $14.7 million or $1.17 per basic share for the nine-month period ended September 30, 2004, a 12% increase.

Consolidated total assets increased 6% to $1.3 billion at September 30, 2005, as compared to $1.2 billion at December 31, 2004. Investment securities increased to $613 million at September 30, 2005, as compared to $584 million at December 31, 2004, an increase of 5%. Net Loans increased to $523 million at September 30, 2005, as compared to $455 million at December 31, 2004, an increase of 15%. Total consolidated capital rose to $145.2 million for the period ended September 30, 2005, as compared to $140.9 million for the period ended December 31, 2004.

On October 19, 2005, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 42nd consecutive quarterly cash dividend. This dividend is twenty-seven and five-tenth cents ($.275) per share for holders of Class A common stock and thirty-one and six hundred twenty-five thousandths cents ($.31625) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is November 4, 2005, and the payment date is November 18, 2005.

Royal Bancshares of Pennsylvania, headquartered in Narberth, Pennsylvania, operates sixteen full-service branches under the name Royal Bank America and five locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, residential mortgages, deposit accounts and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


FOR IMMEDIATE RELEASE                                                       MORE
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ROYAL BANCSHARES OF PENNSYLVANIA, INC. (RBPAA)
QUARTERLY EARNINGS RELEASE                                                PAGE 2


ROYAL BANCSHARES OF PENNSYLVANIA
CONDENSED INCOME STATEMENTS

                                 THREE MONTHS ENDED         NINE MONTHS ENDED
                                    SEPTEMBER 30               SEPTEMBER 30

(in thousands, except for earnings per share)

                                  2005         2004        2005         2004
                                -------      -------      -------      -------
                              (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Interest Income                 $19,645      $16,515      $56,179      $50,551
Interest Expense                  8,751        6,793       23,812       20,492
                                -------      -------      -------      -------
Net Interest Income              10,894        9,722       32,367       30,059
Provision for Loan Losses             0            1            1            6
                                -------      -------      -------      -------
Net Interest Income after        10,894        9,721       32,366       30,053
Provision
Non Interest Income               3,294        3,822        9,787       10,469
Non Interest Expense              7,526        6,225       21,455       19,583
                                -------      -------      -------      -------
Income before Taxes               6,662        7,318       20,698       20,939
Income Taxes                      1,759        2,206        4,232        6,269
                                -------      -------      -------      -------
Net Income                      $ 4,903      $ 5,112      $16,466      $14,670
                                =======      =======      =======      =======
Earnings per share-basic        $  0.39      $  0.41      $  1.31      $  1.17

SELECTED RATIOS:
Return on Average Assets            1.5%         1.7%         1.8%         1.6%
Return on Average Equity           13.3%        14.7%        15.4%        14.3%
Average Equity to Assets           11.5%        11.6%        11.4%        11.4%
Book Value Per Share            $ 11.57      $ 11.22





CONDENSED BALANCE SHEETS

(in thousands)                               SEPT. 30, 2005     DEC. 31, 2004
                                             --------------     -------------
                                               (UNAUDITED)
Cash and Cash Equivalents                         $16,534           $27,109
Investment Securities                             613,444           584,261
Loans Held for Sale                                 1,155             2,204
Loans (net)                                       523,136           454,775
Premises and Equipment (net)                       53,511            72,433
Accrued Interest receivable                        14,747            15,634
Other Assets                                       52,422            48,858
                                               ----------        ----------
Total Assets                                   $1,274,949        $1,205,274
                                               ----------        ----------

Deposits                                         $696,217          $742,382
Borrowings                                        386,721           278,249
Other Liabilities                                  17,973            14,338
Subordinated debentures                            25,774            25,774
Minority Interest                                   3,053             3,655
Shareholders' Equity                              145,211           140,876
                                               ----------        ----------
Total Liabilities and Shareholders Equity      $1,274,949        $1,205,274
                                               ----------        ----------